Exhibit 10.2

May 11, 2015

Mr. Christopher D.  Pappas

Dear Mr. Pappas:

RE: Definition of Retirement for Purposes of Equity Awards under 2014 Omnibus Incentive Plan

This letter confirms that the following definition of "Retirement" is applicable to the Stock Options  granted to  you on February 27, 2015:

"Retirement” means (i) a termination of Optionee's Employment by the Company (or its subsidiaries) other than for Cause; (ii) a termination of  Optionee's Employment by the Grantee with "good reason" (with such term having the meaning ascribed thereto in the employment agreement between the Optionee and the Company, or its subsidiaries) ("Good Reason") for so long as such agreement is in effect; (iii) a termination of Optionee's Employment by the Optionee without Good Reason where the Optionee provides the Company with at least 12 months notice of the termination, or (iv) on or after February 26, 2016, a termination of Optionee's Employment by the Optionee without Good Reason.

This letter confirms that the following definition of "Retirement" is applicable to the Restricted Stock Units granted  to  you on February 27, 2015:

"Retirement” means (i) a termination of Grantee's Employment by the Company (or its subsidiaries) other than for Cause; (ii) a termination of Grantee's Employment by the Grantee with "good reason" (with such term having the meaning ascribed thereto in the employment agreement between the Grantee and the Company, or its subsidiaries) ("Good Reason") for so long as such agreement is in effect; (iii) a termination of Grantee's Employment by the Grantee without Good Reason where the Grantee provides the Company with at least 12 months notice of the termination, or (iv) on or after February 26, 2016, a termination of Grantee's Employment by the Grantee without Good Reason.

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Trinseo S.A.

By:	/s/ Stephen Zide
Name:	Stephen Zide
Title:	Director